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Golden Telecom Enters Digital TV Services Market

Moscow, Russia (December 20, 2006). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”) today announces the signing of a purchase agreement for the acquisition of a 65% interest in Fortland Limited (“Fortland”). The purchase price of the acquisition is expected to be approximately $50 million. Fortland holds licenses for digital television in a few largest cities of Russia and is to target other major Russian cities. These licenses will be used by the Company to provide customers with a greater number of digital television channels, higher quality picture and the opportunity for Pay-per-view programming, all using the Digital Video Broadcast (“DVB”) standard in MPEG-4 coding. In the future, the Company expects to add additional services to customers.

DVB is the most promising television format currently existing and one which is rapidly growing in Europe. DVB is the most cost-effective TV broadcasting technology and has a number of promising competitive features, including:

A high quality digital video with stereo sound;
A greater number of television channels;
Support for free-to-air TV and pay TV services;
Interactivity;
Competitive rates for customers compared to analog TV rates;
Ease of installation and use for analog and digital TV users through plug-and-play DVB consoles.

In addition, DVB signals can be received by mobile and smart phones, personal computers, laptops, and PDAs. DVB is supported by major television manufacturers, including Sony, Panasonic, and Philips, making DVB access readily available.

The combination of access to DVB technology, with the Company’s wide geographical presence across Russia, will further the Company’s penetration into a potential market of 11 million households in 22 major Russian cities with a population of 35 million. The Fortland acquisition will enable the delivery of a Triple Play service package, including high speed Internet access, digital television with about 50 channels, and VoIP.

Commenting on this deal, Jean-Pierre Vandromme, Golden Telecom’s Chief Executive Officer, noted: “This acquisition constitutes a perfect fit into Golden Telecom’s broadband expansion strategy in Russian telecoms and will position us as a strong player in the media market. It will allow us to complement Golden Telecom’s Triple Play service offering, adding the high quality TV element to our existing broadband Internet and voice products in Moscow, St. Petersburg, and regions of Russia and provide with access to a mass market of Russian consumers. The purchase will also enable Golden Telecom to benefit from the plans of the Russian Ministry of Information Technologies and Communications to replace analog televisions in Russia with digital televisions in approximately 10 years, as in other European countries, promoting DVB as the national standard. Currently, the television penetration level in Russia is approximately 98.6%, which makes Russia the largest TV market in Europe.”

About “Golden Telecom” (www.goldentelecom.com):

“Golden Telecom, Inc.” (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhniy Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma-Ata, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 287 combined access points in Russia and other countries of the CIS. The Company offers cellular communication services in Kiev and Odessa.

Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the expected acquisition details, our use of the frequencies, future service offerings, including the benefits of such service offerings, the expected benefits of the acquisition, and our ability to address the Russian government’s plans to promote DVB as a transmission standard. It should be noted that these statements are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that that we are unable to close the transaction, the acquisition details will change, that we are not able to offer the services in the manner we expect or that we are unable to implement the technology as we expect, or that the services will not provide the expected growth or benefits. For additional information about the factors that may lead to significant discrepancies between the final results and those predicted in forward-looking statements, please refer to corporate reports submitted to the United States Securities and Exchange Commission, including 10-Q quarterly and 8-K current reports submitted in 2006, as well as the 10-K annual corporate report for the fiscal year that ended on December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
Email: achin@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9332

Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9331
www.goldentelecom.com